INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Form S-8 Registration Statement of Northwest Teleproductions, Inc. on Form S-8 (File No. 33-69036) of our report dated June 10, 1998, except for the sale/leaseback disclosures in Notes 1, 2, 7, and the supplemental disclosure of noncash investing and financing activities in the statement of cash flows, as to which the date is June 24, 1998, appearing in this Annual report on Form 10-KSB of Northwest Teleproductions, Inc., for year ended March 31, 1998.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 28, 1999